Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Promising Early Results and Enrollment Update

on Macular Degeneration Clinical Trial for Anti-Angiogenic Drug Squalamine

Plymouth Meeting, PA — May 9, 2003 — Genaera Corporation (NASDAQ: GENR) announced today promising early results and provided an enrollment update, on the Phase 1-2 clinical trial of its anti-angiogenic drug, squalamine, for the treatment of age-related macular degeneration (AMD).

Charles A. Garcia, MD, Bernice Weingarten Distinguished Professor of Ophthalmology and Visual Science, University of Texas Health Science Center at Houston, commented “For the initial trial of squalamine in AMD, with weekly therapy for four weeks as a first approach, we have promising early results. There is early evidence of squalamine activity, as demonstrated by shrinkage of the size of the choroidal neovascularization lesions associated with AMD in some patients, and stabilization of the lesions in other patients. In addition, early trends for visual acuity show some improvement, of up to greater than 3 lines of vision, in some patients, and stabilization of vision in all patients thus far. The duration of follow up data available to date is up to 4 months after initiation of therapy, in some patients. The responses observed include each angiographic subtype of AMD lesion. Further follow up evaluations on all of the patients enrolled in the study are planned, and will be helpful in assessing the best way to design the next clinical trials for squalamine in AMD.”

Dr. Garcia further commented, “The potential with squalamine is to have a systemic anti-angiogenic therapy that avoids the complications associated with intraocular and periocular injections, such as infection, needle associated injuries, and not to be overlooked, patient acceptance. A systemic therapy such as squalamine also reasonably has the potential to allow a safer maintenance or retreatment regimen, compared to ocular injection treatments.”

Gholam A. Peyman, MD, Professor of Ophthalmology and Co-Director of the Vitreo-Retinal Service, Tulane University Health Science Center, noted, “Current treatment options for the abnormal blood vessel formation associated with AMD are quite limited in effectiveness. The demonstration of squalamine activity in AMD patients is an important first step in clinical development, and is consistent with published preclinical work performed with squalamine in primate and other models. For the further clinical development of squalamine, its potential should, in my opinion, be determined for use both as a single agent therapy, and as a combination treatment with the currently available photodynamic therapy. The intensity of the initial squalamine treatment regimen, and the development of a maintenance therapy regimen, should be further considered as well. The duration of response to squalamine treatment, including assessment of a maintenance therapy regimen as it may be developed, is a key factor both for the current and for future studies. For example, at least 12 months of follow up data after initiation of therapy was needed for the approval of the currently available photodynamic therapy, where the regimen included retreatment as needed. Overall, the responses to therapy observed thus far with squalamine are a very good starting point for the planning of future clinical studies.”

Roy C. Levitt, MD, President and Chief Executive Officer of Genaera, commented “The early clinical results from our squalamine AMD trial are, in our opinion, very pleasing news. These results provide evidence of squalamine’s tremendous potential as a unique anti-angiogenic therapy for eye disease. The clinical findings thus far include evidence of vessel regression in some patients, as multiple preclinical investigations had suggested was possible, and demonstrate single agent action and early preservation of vision with this potent anti-angiogenic drug. We expect to finish therapy and collect follow up data for each of the patients in the current clinical trial, and anticipate providing additional results later in 2003. At the same time, we are pursuing program specific funding, and other possible strategic transactions, to follow up with additional studies in the US and elsewhere.”

Dr. Levitt further commented, “We, and others, currently assess that there is multi-billion dollar market potential for a novel “wet” AMD therapy such as squalamine. In addition, it is quite conceivable that squalamine may also provide prophylactic anti-angiogenic therapy for the much larger group of patients with “dry” AMD at risk for developing “wet” AMD. We will continue to work diligently, as resources allow, to understand and demonstrate over time where squalamine therapy may fit within these markets.”

The study is evaluating 40 patients with AMD for the safety and efficacy of squalamine treatment. Completion of enrollment for the study is anticipated next week, and currently 38 of the 40 patients required are enrolled. AMD patients with each angiographic subtype of “wet” AMD, including classic, occult, and mixed angiographic abnormalities, are enrolled in the study. Squalamine is administered intravenously at doses of 25 or 50 mg/m2, once weekly for 4 weeks. The principal outcome measures are visual acuity, ocular angiography and fundus photography, and safety. Regarding safety, no withdrawals from therapy or drug related serious adverse events have occurred in the trial to date. The study is being performed with leading ophthalmologists in Mexico, including Dr. Hugo Quiroz-Mercado in Mexico City, in consultation with Drs. Garcia and Peyman.

Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. The dose for squalamine to produce these effects in primates is less than 10% of that currently being used successfully in squalamine clinical trials for patients with advanced cancers. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of “wet” AMD.

Angiogenesis resulting from AMD is the leading cause of legal blindness among adults age 50 or older in the Western world. About 25-30 million people are affected globally. This number is expected to triple over the next 25 years.

AMD appears to come in two types: the “dry” form and the more severe “wet” form. “Dry” AMD, the more common and milder form of AMD, accounts for 85% to 90% of all cases. “Dry” AMD results in varying forms of sight loss and may or may not eventually develop into the “wet”form. Although the “wet” form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of “wet” AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of “wet” AMD are diagnosed each year. “Wet” AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.